Exhibit 99.2

Tidewater Inc.

Credit Suisse First Boston 2005 Energy Summit

February 2, 2006

Jeff Platt: Okay, I think we are ready to get started again. Next up, we have got Joe Bennett from Tidewater here to speak. You know, I think — you know, the management team in Tidewater is doing a pretty good job in a pretty tough part of the business, seen a really nice bump in day rates here in the Gulf of Mexico after the hurricanes and International still seems to be very, very strong. It’s a much more international company than it used to be, but we will let Joe tell the story and talk about the outlet (ph).

Joe Bennett: Thanks Jeff. Good morning. It’s truly a pleasure to be here. I remember I spoke at this conference last year and told Ken I was happy to be here because we were in the middle of Mardi Gras season and it was kind of good to get out of the chaos of New Orleans and I guess there’s different reasons for liking to be out in New Orleans these days besides the — what we have all incurred being a New Orleans based company this past year. We had a severe weather pattern that went through New Orleans last night and got hit by tornados and we would have even more damage now. So, we will see how that goes as we get through the day. But it is a pleasure to be here. We will do — like everybody else, do our forward-looking disclaimer and then move on to the good stuff.

Anyone that has listened to one of our presentations in the past and those that we start all of our presentations, both internally and externally with safety report and it’s a culture that we took over several years ago, about eight years ago, at a time when we had about 72 wharf-time accidents and thought that — and at the time, was pretty good performance. And now we look back and see how embarrassing that is, but you look at this as our total recordable infinite rate as compared to some of our customers, some non-customers, the people that are known for having great safety performance. And as you see by the yellow bars, we outdo each and every one of them, but all of them are improving. It is something that is expected by the customer base and something that we spend an awful lot of time on and for us, you know, being safe isn’t easy, you know, we are working off of this moving platform. This is one of our newer anchor handlers working offshore, Australia and it certainly is a challenge each and every day and we can never rest on our laurels of our safety performance because this is what we deal with every single day.

As I mentioned before and off this chart is our last time accident rate and I will define it, so that you appreciate it. That is a defined as an accident where that — an employee cannot return to work the next day. And as I mentioned before in 1994, I think we had 72 and you see what our history is in fiscal ‘05 where March year end company in fiscal ‘05, we got it down to one and knock on wood, we are just about through this current fiscal year and we have zero and certainly that is our goal, to have zero, and we are going to continue to work hard to accomplish that. Let’s turn then away from that for a second and talk about some good things. Obviously, the last year to two years has been great for the boat business and here are some of our highlights for the last couple of years. Once again, our safety record last year, 26.5 million man-hours of work with only one LTA. We have already bypassed that 26.5 million man-hours already this fiscal year again with zero. We continue, as you will see in a minute, to regenerate our fleet. We do have an older fleet and we are the first to admit it and we need to keep replacing our vessels. We obviously have seen this improved worldwide operating environment resulting in continued day rate escalations both in the international arena, which is the majority of where our work takes place, but also especially recently in the domestic market. We kind of confused the market a little bit during the summer by selling six of our newer pieces of equipment, but we got a deal that we just couldn’t pass up. We recorded about a $66 million gain on the sale of those six boats that we had just owned for about two to three years. And it was, you know, you record that kind of income, we would have to have worked years and years and years to have that kind of result. So, we took the money and are re-investing it in other new equipments.

At the same time, we announced during this past summer a $120 million stock repurchase program and said from the beginning this would be an opportunistic program, one that you may see or spend a $120 million depending on what our stock price did at the time. We felt it was depressed and during that September quarter after it was announced, we did buy back about $9 to $10 million of our stock and have not done it recently but, it doesn’t mean that we will not pick it — back up and do more of it throughout the year. This program runs through next summer and certainly our board can elect to extend that if they care to. We, this past year, have seen tremendous impact from the American Jobs Creation Act and we will have a slide on that later and I will touch more upon it, but it lowered our total effective tax rate from what was around 32%, 33% to now below 26% and it should drop lower than that. And again, I will cover that in a bit.

Our continued overall financial strength, we spent a lot of money over the last three, four, five years, yet still have a balance sheet that I don’t think anyone in the boat business can be compared to and you will see some info on that. And the last bullet, significant growth in our stock price, this slide, while it was prepared a couple of weeks ago is already out of date and that number really should be over a 100% growth in the last year and half to two years. Everybody wants to know what the impact is from hurricanes Katrina and Rita. And for us, we will kind of go straight to the final bullet listed here. We had no whole liability or property claims as a result of the hurricanes. Listened to Diamond’s presentation before and there was a question about insurance rates for this year, etc. We accept, because of our safety record over the last few years, we accept much more of the risk ourselves and still go to kind of having catastrophic insurance through the London market, I was there last week and had a great story to tell while the underwriters are having a difficult year as you can imagine that had E&P and drillers. We were proud to stand up and say that we had no negative impact and no claims as a result of that. We were up and running quickly, our disaster recovery plan worked as it was designed to, our people were all okay. The majority of our corporate office in New Orleans is back in the holiday season right after the Christmas. They returned to the New Orleans office and there’s only around 10 or 12 of the senior group that remains currently in Houston and that decision hasn’t been made as to whether we will kind of permanently re-locate to Houston with that small group or return to New Orleans, but we will see.

And we filed our financials while the FCC gave us a little leeway on filing that quarterly financial. We had our Q out in typical timely fashion within 30 days of the end of the quarter. So, by a positive outlook, none of this will strike you as being unusual. Everything’s being geared off of the commodity price, of the demand for that commodity. Everyone knows what the E&P spending is and has been for the last year or so. What’s expected to be this year, how widespread that E&P spending is expected to be. You know, for us it matches up great to where we are around the world and that’s easy to say that because we are everywhere where oil and gas is explored for and developed, etc. So, for us, I mentioned here that the North Sea activity being up is important and we have zero vessels in the North Sea. It’s important for us because it keeps the North Sea players at home and away from primarily the deep water markets in Brazil, in West Africa and South East Asia, etc. So, having a good strong North Sea market is great for us.

The growing financial effect of our new fleet and you will see a slide later as to why we did what we did and the growing importance of the new vessels in our fleet. The boat sector, I will put this in as typically a late cycle story and that I think it is kind of weird it’s that again that the E&Ps enjoy success early, the drillers enjoy their success a little bit earlier than we do and here comes the boat companies kind of on the tail-end. So it’s been more in the last couple of months that we have seen our financial performance improve, our stock price improve, etc. and we still believe that we have our ways to go in this cycle. And again, as I mentioned before the favorable tax changes are just great for us. Our strategy is really pretty simple, 80 percent of our revenue is generated in the international arenas around the world and you will see a map in a second that shows where we are. So we want to maintain and grow that international infrastructure, continue to improve our domestic profitability and certainly the — you know, one of the silver linings of the hurricanes for us is that it’s been great for business and day rates have escalated dramatically in this past quarter as a result of that and good active — you know, just activity in the Gulf of Mexico.

We continue to renew the fleet, as I said before, we do that through kind of one boat construction here or there. We also look to acquire and it is our preference to acquire already built new vessels. The problem is there is not too many companies out there to acquire as this, everyone shares and the difficulty of having old fleets. So there are some that we have our eye on and we continue to do that. We obviously haven’t pulled off one of these in a little while, but it’s not for lack of trying and we will continue to try. In the meantime, we push day rates as best we can, where the day rates are going to go exactly of course every one wants us to quantify that and it’s really damn difficult to do that, but I assure everyone that as we have opportunities, as we do these days to push day rates, we continue to do that. And throughout all of this, we want to maintain our financial strength. We do not want to get over leverage while we see this cycle is being a nice extended cycle, anybody that has followed this business for a while knows that you don’t know what’s truly around the corner, and we don’t want to be like some of our competitors an over-leverage to when the next downturn may hit.

Here we are around the world and it’s as I said before, pretty spread, 64 boats operating in this. These vessel counts that you see in the percentage of the total fleet count is exclusive of about 145 boats that we have stacked around the world. To break out of that stack fleet is all in round numbers about 90’s and 95 that are stacked domestically and the remainder spread around several international locations. Now that number continues to change and it changes because we sell boats off of this list. We return boats of this list. In the last six months, we have returned a number of vessels, a few domestically, mostly internationally and we continue to look at that and take advantage of those opportunities to return vessels to work. The average age of this stack fleet is about 25 years old and that’s about the general agreed-upon life of a typical supply-vessel built 25 or so years ago. So you know, these are really vessels held for sail and if we get the right deal we put it back to work for a bit. But you will see a nice even spread, good work in Central and South America that year primarily to Mexico and Brazil. The West Africa which is probably our largest and highest market share area up and down the west coast of Africa, Middle East not being one of the larger areas, but I would tell you most of the US operators you would hear the same thing from. The Middle East is geared on the boat side to local operators, small equipment, old equipment that’s changing slightly and that Middle East area of which Jeff Platt who is with me here is in charge of — from an operation standpoint for us extends over to India and certainly that type areas requiring more and more new equipment. And then the Far East having about 48 vessels spread around that large geographic region of South East Asia and down to Australia. So a nice split and as we look at the areas of opportunity and I saw the Halliburton flag before this and it looked very similar you know, there’s tremendous opportunity, again kind of wherever we are around the world and certainly the shaded areas weren’t put on there because that’s where we have the majority of our vessels that’s just where the activity is so it — as I said before it fits nicely with the geographic spread of our vessels around the world.

Talking about day rates because it’s the full story here. Our international fleet and this is a group of about 300 vessels of all kind of different shapes and sizes and what the day rates and utilization have done, now again as you see these utilization, the orange line, you see them being in the 70 recently in this December quarter up to about 75% you say well that’s not all that great that is inclusive of the stack fleet that I mentioned before. If you were to take stack fleet out of this utilization, calculation here and on the domestic slide that you will see in a minute, utilization is 85 or so percent.

And in our business you get to 85% that is pretty full utilization when you consider dry dockings and regular maintenance, mobbing between contracts, etc. 85% to 90% is pretty strong but having said that, the utilization of 85% has allowed us to push these day rates and you see these dramatic move over the last say four or five, six quarters in the international arena where the blue on the day rates are moving quite dramatically, but steadily not big chunks. You will see the domestic one in a second. Domestic market at the Gulf of Mexico is much more of a spot market. So you see reactions to day rates much quicker in the Gulf of Mexico than you do in the international arena around the world.

We got questions, then well — but Tidewater has about a 100 new boats spread around the world, so all the increase in day rates really have to be coming from the new boats and that’s not true. So what we did was take and broke out our average day rates between new boats and old boats and obviously the new vessels are doing very well. Those are the ones that are more in demand and they are getting nice day rates and those day rates continue to escalate, while you don’t see a dramatic move in the “remaining vessels” the older vessels. It is, as you look back about you know five, six quarters and there’s probably been a $1000 a day, day rate change in an arena that is very geared to term work, this international arena. So it takes a little longer to get those day rates up, but it’s been a nice step increase over the last year or so in this international arena, and it’s truly the reason why our operating profit has done what its done over the last few years. On the domestic side, we kind of threw this slide in and it’s frankly a little outdated because ODS hadn’t updated it lately but it’s kind of a comparison of the ODS rig count — offshore rig count in the Gulf of Mexico, which still is hovering around a 120 or so. The Baker Hughes rig count is down in what Jeff, to 70 range or 69 this past week. So there’s nothing to write home about from that side. Obviously, the hurricane related work is significant, hell we were just finishing the work from Ivan the year before and here we are again staring at significant work and everybody wants to know how long that’s going to last. We don’t know how long it’s going to last but the hurricane season ain’t too far away again, it’s a little too close for our liking but probably six months from now we are right back and the predictions over and unfortunately a cycle of bad hurricanes again. So we will have to see the boat count has been reduced, the typical supply vessels have been reduced in number either through leaving and going elsewhere or frankly being retired because of their ages. So that number is coming down and so we have nice balance and equilibrium, supply-demand curves in the Gulf of Mexico.

Domestic, you see these lines moving much quicker, again the utilization line’s still just in the 60, 65% now. We have a larger number as I mentioned before of stack boats domestically. Again, these utilizations are about 85% in real terms of what is out there and operational, and the day rates moving dramatically over the last year, specifically in the last quarter when basically anything that floats, people are willing to pay for and pay higher numbers. Where we go from here, it will be interesting, but I think you know to expect another big stairstep increase in day rates domestically will probably not happen. I think that will level out. You know, the hurricane damage is what it’s going to be with the rig count the way it is and the expectation that that rig count isn’t going change significantly over the next year, I think you are looking at a nice profitable area for us, but I would not expect tremendous day rate increases as we go forward in this group. International is different.

Again, splitting all the new boats you will hardly see any difference here. Again, anything that floats they want it and are willing to pay good prices for. So you see both of those moving dramatically in the last quarter especially. These are some of our new boats and I guess to the average viewer they all kind of look alike, but they will range — that top one in the middle is about a 175-foot fast supply/crew boat. The one on the left probably upper left, the John P. Laborde looks like the smallest boat on there. It’s actually largest boat, that’s a 285-foot. This is one of our five anchor handlers that now have all been delivered from our China yard and are out operational. These are 25,000 horsepower big anchor handlers that came out into a tremendous market.

Renewing the fleet, you know why are we doing it? Well, we are doing it because our vessels are old and we don’t have to talk about it too much but even with some of the new boats that have been built, we still have an average life of about 20 to 21 years old and these numbers are inclusive of about 90 of the new boats that were in this fleet when this calculation was done, and it’s inclusive of the stacked fleet that has — at old age. What have we done so far? We have — actually since January 2000, which is kind of when we started the program, we have added 124 new vessels to our fleet at a cost of just under $1.5 billion. Out of this 124, a 110 have been delivered and are operational in the numbers that you saw on those previous slides. 14 are still in the shipyard. They are due out over the next year or so, out of that $1.5 billion, we owe about a $160 million on that group that’s still in the yard. So, a very manageable number considering our kind of big numbers and what this did was get us into the deep water market in a big way very quickly that was kind of the first phase of this program and then second phase was kind of getting the US replacements done, third international and as you see us continue to rebuild, you are going to see that third line be the primary emphasis, continue to rebuild the international fleet.

The contribution level back in 2000 was – we didn’t have any newer boats, so it was zero. Today, or in fiscal ‘05 the contribution of just 95 of those new pieces of equipment around the world provided about 30% of our profitability. When fiscal ‘06 finishes, in the next couple of months that number is going to be somewhere in the 45% range. So it continues to increase and only reason it didn’t, that percentage isn’t even higher was that the old boats are doing much better too. So that’s a good problem to have, but we will continue to build on that number, we will obviously grow over time. At the same time, this is just a quick look at our kind of competitive landscape, some of the other US public companies and certainly we compete against plenty foreigners too, but this is the group of them, SEACOR passed their subsequent to the Seabulk acquisition, got up to about 300 vessels and then you take a big stairstep down to the other (ph) public competitors there. We still have about 540 boats in total, counting joint venture boats, etc. and but over that same 5 to 6 year period we have disposed over significant number of boats, mostly out of the industry either scrapping, selling to the fishing industry, things like that. Obviously those type of things will continue to happen. Just very quickly, I want to leave a little time for questions and answers. Our balance sheet is strong, we have $300 million of private placement debt that we did about 3 years ago, about 4.3%. We intend on kind of keeping that around for a while. We still have about 7 more years on that and that’s it. You saw our debt to total cap and net debt’s total cap. We are at a 167 million in cash and accounting because when business goes, it goes real well and it’s — we generate significant amount of cash and we are proud of, obviously the P&L and what it has done over the last five quarter period. You see the revenue really grew by $58 million in a quarter, a single quarter from a 170 last December to 228 this December and for the most part, most of that go straight to the bottom line because you see what our vessel operating costs have done, they have remained constant. That’s going to be more and more difficult, to be honest as we go forward because wage pressures, dry docking costs, repair costs on the vessels, etc. will probably get those numbers moving but not — I don’t think in a significant way, you know, I think you will see some growth on that vessel operating cross (ph) line, but it’s not going to run wild, because you know, we spend an awful lot of time looking at that through good and bad times.

So nice — again growth in earnings and again another look at it between operating profit domestically and internationally, again the orange bar is being international operating profit, the growth there, the nice growth, we went through nine quarters of operating loses from the domestic group. That turned around about a year ago and you see their contribution and the reflective stock price growth to where we are up in the high 50’s now. American Jobs Creation Act, again, I mentioned it before it lowers our tax basically. Simply put, our vessels operating internationally incur whatever effective tax rates are in the given country that they work in. Before this Act and for the last 25 or so years, we paid US income taxes on all of our earnings, no matter where they would generated around the world. That’s not true today, starting April 1st of 2005. We got this nice benefit. We are one of the few in OSX that pays dividends obviously that number is changing. When I had this slot about a year or ago they were three of us on here but that’s increasing but still a nice dividend yield there. The future outlook, this is the street estimate for us for next year that was in effect prior to our conference call this past time, since then you see that 422 number, my guess is that number once everyone finishes their models is going to be more in the mid 4 range, 4.5 or so considering the good performance that we had this past quarter.

And just a quick summary, and you know, on what our strategy is and we are going to continue on that strategy and with that, we will open up to Q&A. I do want to mention before I forget that you know we are going to file this transcript and this presentation on an 8K, so you will have it available if you care to see it again. Okay Ken.

00:26:29

Male Speaker: Well I got a quick question obviously post the hurricanes rig operators have seen a big jump and early indications in insurance, is that going to affect you even though you didn’t have any vessel loss, you are going to get some knock-on effect from that?

Joe Bennett: Well as I mentioned before we do, we retain a lot of the risk ourselves and having just returned from London last week, most of the underwriters that we talk to said, well guys we recognize you are in a different situation, at the same time understand we have a lot of losses to spread around. So I am not sure we don’t have any pricing yet but you know, we will probably see a small increase but I am not expecting anything significant again, certainly not like the drillers.

00:27:14

Male Speaker: Well, in order of magnitude what’s the kind of average cost per day for insurance on one of your boats in the Gulf of Mexico?

Joe Bennett: Per day I will just — we ensure our fleet worldwide, so we don’t really break it out that way. I mean we don’t have insurance on a given boat per se; it’s spread over 500-boat fleet so.

00:27:31

Male Speaker: I guess the rig guy said it is about $1500 a day per rig and —

Joe Bennett: Yeah, certainly ours is nowhere near that.

Male Speaker: Yeah, much less, but I didn’t think it was a big cost (inaudible) but —

Joe Bennett: No it’s not.

00:27:38

Male Speaker: And then on, you know, obviously the order book internationally has gone up quite a bit, you know, hearing that there’s a kick up in new builds for the North Sea, do you have any idea about how much of that North Sea building is speculative or is it by, you know, guys with fleets in the North Sea already seen what’s going on in the rig?

00:28:00

Male Speaker: You want to take that?

Jeff Platt: A lot of…

Male Speaker: Pull the mike up closer…

Jeff Platt: So a lot of the vessels that are currently under construction, lot of those are in the far East and they are by people more speculative than true operators and there are some like Jai (ph) that operate and also Tregi equipment, Tregi asset.

00:28:16

Male Speaker: And we have been very open in our conference calls, you know, Dean Taylor, our chairman has said, you know, that there is significant speculative building going on in our industry, as Jeff said, mostly in the far East and those are real opportunities for us to pick and choose what type of vessels and the timing of the acquisitions of those vessels. So we keep a close eye on those, as do others in our industry that are…look to buy some new boats.

00:28:50

Male Speaker: With the domestic day rates for the remaining vessels, older vessels going up dramatically on that slide, does it make sense to unstack some of the older vessels for a short period of time and take advantage of the construction period right now?

Joe Bennett: Well, it’s a common question and I would tell you that it’s a difficult decision to make and Jeff runs our operations domestically. The problem that we are having is one, all of the vessels that are stacked require a dry dock to be re-certified, probably on average that’s $600,000 to do that. You know, obviously, we have to have a good feel for what the business is going to be like for an extended period of time, and while you could look at it and say yeah, there obviously we could use another boat or two or three here or there. We kind of fall back on the thought that — yeah, but the rig count is still there, you know, what’s going to happen with the hurricane damage. So Jeff, you can comment on it more, we look at it often. We have taken a few out, probably not as many as what people would have thought that we would have. And I am not sure that there is others that are doing any more than that for the same reason. You get back to the basic fundamentals in the Gulf of Mexico and internationally for that matter and this rig count and you know, we can’t sit there and count on hurricanes coming through every summer and screwing things up and providing a business base for us, but it’s certainly there now. You got anything to add to that?

Jeff Platt: Some of the other things we are doing, stretching some boats, you take a 180 and you put a plug in it and it becomes a 220, and it really competes nicely in the market on a much reduced capital expenditure versus a brand new build. We are underway with several of those and we have got…actually, we have got the largest segment of those type of vessels operating in the Gulf and we have done very nicely with those.

Joe Bennett: Alright.

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